EXHIBIT 99.1

Summit Financial Services Announces Results for the Year Ended

December 31, 2005

BOCA RATON, Fla., March 31 /PRNewswire-FirstCall/ - Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today announced revenues for fiscal year 2005. For the year ended December 31, 2005, the Company reported revenues of $22.1 million, a nearly 24% increase over the $17.9 million in revenues reported for the year ended December 31, 2004. For the 2005 period, the Company reported a net loss of approximately $260,000, versus net income of $181,000 for 2004.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We believe that our results for the year are a reflection of our commitment to grow our independent financial advisor network. Toward that end, we continue to reinvest our cash flow from operations into the recruitment of financial advisors, as well as the strengthening of our infrastructure.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 180 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

SOURCE Summit Brokerage Services, Inc.

-0-	03/31/2006

/CONTACT: Steven C. Jacobs, CFO, Summit Financial Services Group, Inc., +1-561-338-2600/